Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Announces First Patient Treated in CardiAMP Cell Therapy Trial for Chronic Myocardial Ischemia

SAN CARLOS, Calif. – October 21, 2021 – BioCardia®, Inc. [Nasdaq: BCDA] a company focused on developing cellular and cell derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced the treatment of the first patient in its Phase III pivotal CardiAMP Cell Therapy Chronic Myocardial Ischemia Trial for patients with no option chronic myocardial ischemia with refractory angina. These patients experience frequent angina (chest pain) attacks that are uncontrolled by optimal drug therapy but are not suitable candidates for stent placement or bypass surgery, leaving them with no therapeutic options.

The first patient was treated with the investigational CardiAMP autologous cell therapy at the University of Wisconsin in Madison, by Interventional Cardiologist and Associate Professor of Medicine, Dr. Amish Raval and supported by Dr. Peiman Hematti, Bone Marrow Transplantation Hematologist and Professor of Medicine.

The CardiAMP Cell Therapy Chronic Myocardial Ischemia Trial is expected to enroll up to 343 patients at up to 40 centers. The primary endpoint will evaluate improvement in exercise tolerance at six months following the study procedure. The trial is intended to have an adaptive statistical analysis plan with an initial assessment for efficacy when 100 patients reach their primary endpoint, although aspects of the statistical analysis plan remain the subject of study considerations with the FDA. The co-National Principal Investigators for the trial are Thomas Povsic, M.D. of Duke University, Durham, NC, and Timothy Henry, M.D. of The Christ Hospital, Cincinnati, OH.

CardiAMP Cell Therapy uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally-invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. The therapy incorporates a pre-procedural screening assay to identify those patients who are likely responders to the therapy, a first for a cardiac cell therapy. Patients eligible to undergo the cell therapy procedure receive cells delivered with a system that has been shown in published literature to present the lowest risk to patients for biotherapeutic delivery1 and to be three to six times more efficient at delivering cells to the heart muscle than other methods2. This approach allows the patient to be discharged from the hospital the morning after the study procedure.

The executive steering committee for this pivotal study includes distinguished physician scientists, in addition to the co-National Principal Investigators:

●	Amish Raval, M.D., University of Wisconsin, Madison, WI
●	Carl Pepine, M.D. University of Florida, Gainesville, FL
●	Bernard J. Gersh, M.B., Ch.B., D.Phil., Mayo School of Medicine, Rochester, MN

Dr. Raval and Dr. Pepine are co-National Principal Investigators for the ongoing CardiAMP Cell Therapy Heart Failure Trial that paved the way for the new chronic myocardial ischemia trial.

Earlier this year, the FDA approved a detailed protocol amendment to shorten the Trial’s primary endpoint to a six-month follow-up from one year, and to harmonize details of the protocol to correspond with the actively enrolling CardiAMP Cell Therapy Heart Failure Trial, which has incorporated best practices from significant interactions with study centers and the FDA. Both trials have a Category B designation from FDA and the Center for Medicare and Medicaid Services (CMS), enabling study sites to receive CMS reimbursement for both the standard of care procedures and the investigational CardiAMP Cell Therapy System.

“This is an important therapeutic development effort that has potential to meaningfully benefit patients suffering from refractory angina due to chronic myocardial ischemia,” said BioCardia CEO Peter Altman, Ph.D. “We expect this trial to stand on its own as an independent program with a high probability of producing the primary safety and efficacy data to support FDA approval for the CardiAMP Cell Therapy for these angina patients. Furthermore, we expect this trial enrolling concurrent with the CardiAMP Cell Therapy Heart Failure Study may help accelerate enrollment with the former while also building a larger body of evidence on the CardiAMP cell therapy system.”

About Chronic Myocardial Ischemia with Refractory Angina

Despite improvements in revascularization techniques, there is a growing population of patients with chronic angina who have severely limiting symptoms but are not candidates for further revascularization. Recent studies suggest that five to 15 percent of patients undergoing cardiac catheterization have significant disease that cannot be treated with revascularization.3,4 It is estimated that between 600,000 and 1.8 million U.S. patients suffer from refractory angina, with approximately 75,000 new cases diagnosed each year.5

These patients experience poor perceived health status and psychological distress6 have significant impairments in quality of life,7 and represent a financial burden to the healthcare system.8 Ranolazine and enhanced external counter pulsation are the only contemporary therapies developed for the treatment of this condition; however, recent studies have highlighted the limitations of Ranolazine,9 while enhanced counter pulsation has been associated with minimal reduction in angina.10

About BioCardia®

BioCardia, Inc., headquartered in San Carlos, California, is a developer of two biotherapeutic platforms – the CardiAMP autologous bone marrow derived mononuclear cell therapy for cardiovascular indications, and the NK1R+ allogenic bone marrow derived mesenchymal stem cell therapies for cardiovascular and pulmonary diseases.  These platforms underly four product candidates, each with the potential to meaningfully benefit millions of patients. Three of these investigational therapies are enabled by the Company’s proprietary biotherapeutic delivery platforms, which the Company also selectively licenses to other biotherapeutic development firms.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Statements including those on probability of technical success in the CardiAMP Chronic Myocardial Ischemia Trial, and acceleration of enrollment in the CardiAMP Heart Failure Trial are forward looking statements. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2021, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

1.	Duckers, HJ, Raval A, Pepine C, et al. Performance of Helix transendocardial biotherapeutic delivery system after 300 cases, Transcatheter Therapeutics, San Diego 2018.
2.	Mitsutake Y, Pyum WB, Rouy D, et al. Improvement of local cell delivery using Helix Transendocardial Delivery Catheter in a porcine heart. Int Heart J 2017;58(3):435-440.
3.	Henry TD SD, Jolicoeur EM. Treatment of refractory angina in patients not suitable for revascularization. Nat Rev Cardiol. 2014:11:78-95.
4.	Williams B MM, Satran D et al. Patients with coronary artery disease not amenable to traditional revascularization: prevelence and 3 year mortality. Catheter Cardiovasc Interv 2010:75:886-889.
5.	Cheng K, de Silva R, New Advances in the Management of Refractory Angina Pectoris, Eur Cardiol. 2018 Aug; 13(1): 70–79.3.
6.

McGillion M LAP, Arthur H. Recommendations for advancing the care of Canadians living with refractory angina pectoris: a Canadian Cardiovascular Society position statement. . Can J Cardiol. 2010:25:339-401.

7.	Andrell P, Ekre O, Grip L, et al. Fatality, morbidity and quality of life in patients with refractory angina pectoris. International journal of cardiology. Mar 17 2011;147(3):377-382.
8.	Povsic TJ, Broderick S, Anstrom KJ, et al. Predictors of long-term clinical endpoints in patients with refractory angina. Journal of the American Heart Association. Jan 30 2015;4(2).
9.

Weisz G, Genereux P, Iniguez A, et al. Ranolazine in patients with incomplete revascularisation after percutaneous coronary intervention (RIVER-PCI): a multicentre, randomised, double-blind, placebo-controlled trial. Lancet. Jan 9 2016;387(10014):136-145.

10.

Arora RR, Chou TM, Jain D, et al. The multicenter study of enhanced external counterpulsation (MUST-EECP): effect of EECP on exercise-induced myocardial ischemia and anginal episodes. Journal of the American College of Cardiology. Jun 1999;33(7):1833-1840.

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Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

Media Contact:
Michelle McAdam, Chronic Communications Inc.
Email: michelle@chronic-comm.com
Phone: 310-902-1274